Exhibit 99.1

Contact:	Tim Adams, Chief Financial Officer Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 508-263-8765
www.cytyc.com

Stephanie Carrington
Media: Greg Tiberend
The Ruth Group: 646-536-7017

Shanti Skiffington/Wendy Williams
Schwartz Communications: 781-684-0770

CYTYC ANNOUNCES RECORD FOURTH QUARTER

AND YEAR END 2004 RESULTS

Quarterly Revenue Increases 41 Percent over Fourth Quarter 2003

ThinPrep® Pap Test Reaches Record Revenue and Volume for Fourth Quarter

Marlborough, Mass., February 9, 2005 — Cytyc Corporation (Nasdaq:CYTC), a leading women’s health company, today announced record revenue for the fourth quarter of 2004 of $110.6 million, an increase of 41 percent over the $78.3 million reported in the fourth quarter of 2003. Fourth quarter 2004 net income was $25.4 million, or $0.21 per diluted share, compared to $19.5 million, or $0.17 per diluted share, in the fourth quarter of 2003.

For the year ended December 31, 2004, revenue grew 30 percent to $393.6 million compared to $303.1 million for the same period in 2003. Net income was $73.6 million for the year, or $0.63 per diluted share, compared to $76.2 million, or $0.68 per diluted share in 2003. For 2004, net income included the one-time charge of $19.1 million for acquired in-process research and development related to the acquisition of Novacept in March 2004. Excluding this one-time charge, net income for the year ended December 31, 2004, was $92.7 million, or $0.79 per diluted share.

Adoption of new accounting guidelines related to the effect of contingent convertible debt on diluted earnings per share resulted in a decrease in diluted earnings per share of $0.01 per share for the quarter and year ended December 31, 2004, which is reflected in the reported results.

“I am very pleased with our strong operating and financial performance in 2004,” said Patrick J. Sullivan, Cytyc’s chairman, president and chief executive officer. “Our record year began with the Novacept acquisition and the creation of our surgical products division. This new business outperformed our initial expectations, exiting the year with an annual run rate of approximately $100 million. In our domestic diagnostics products division, we ended 2004 with our strongest quarter ever for the ThinPrep® Pap Test. We achieved the highest level of ThinPrep Pap Test volume and revenue in the Company’s history. The adoption of our ThinPrep® Imaging System also continued to exceed our expectations. We shipped a total of 158 Imaging systems to U.S. customers since the launch of the Imager program, and 144 of these units were revenue generating at December 31, 2004. Additionally, we continued to see international market penetration primarily driven by the ThinPrep Pap Test.” Mr. Sullivan concluded, “I want to commend the entire Cytyc team for achieving these record results. We have an outstanding team of employees who are driven to exceed our customers’ expectations, and I am confident that we are well positioned to deliver on our growth initiatives in 2005.”

Fourth Quarter 2004 Results

Total worldwide revenue for the fourth quarter of 2004 was $110.6 million, an increase of 41 percent from the same period last year. Total revenue from the domestic diagnostic products division for the fourth quarter was $75.9 million compared to $69.1 million in the fourth quarter of 2003. These revenues were comprised of $70.2 million from sales of the ThinPrep Pap Test and usage fees associated with the ThinPrep Imaging System and $5.7 million in other revenues from instrument sales and non-GYN tests. International diagnostic products revenue for the quarter was $10.1 million, a 10 percent increase from the same period last year.

Revenues from Cytyc Surgical Products, formerly Novacept, totaled $24.5 million for the fourth quarter, representing a 25 percent increase over the third quarter of 2004.

2004 Year-End Results

Total worldwide revenue for the year ended December 31, 2004, was $393.6 million, an increase of 30 percent over 2003. Total revenue from the domestic diagnostic division for 2004 was $289.5 million compared to $271.3 million in 2003. These revenues were comprised of $268.9 million from sale of the ThinPrep Pap Test and usage fees associated with the ThinPrep Imaging system and $20.6 million in other revenues from instrument sales and non-GYN tests. International diagnostic products revenue totaled $40.5 million, a 27 percent increase over 2003.

Total 2004 revenue for Cytyc Surgical Products was $63.6 million, which represents revenue for the period from the date of the acquisition of Novacept in March 2004 through year-end 2004.

Cytyc discloses non-GAAP or pro forma measures that exclude certain charges. Non-GAAP measures may exclude such items as charges related to acquired in-process research and development. Cytyc management uses these measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in Cytyc’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP.

Cytyc management will discuss fourth quarter and year-end results, business highlights and future expectations during a conference call on February 10 at 9:00 a.m. (Eastern). The call will be hosted by Patrick Sullivan, chairman, president, and chief executive officer; Tim Adams, chief financial officer; Daniel Levangie, executive vice president and chief commercial officer; and John McDonough, senior vice president, development and operations. A webcast and replay of the call may be accessed at Cytyc’s website, http://ir.cytyc.com, where the event will be available for replay approximately two hours following the webcast until February 25, 2005. Those without web access may access the call by calling 800-817-4887 or 913-981-4913. A telephonic replay of the call will be available through February 25, 2005, by calling 888-203-1112 (Replay Pin No. 8244923). International participants may dial 719-457-0820; the pin number is the same.

Cytyc Corporation is a leading women’s health company that designs, develops, manufactures, and markets innovative and clinically effective products. Cytyc products cover a range of women’s health applications, including cervical cancer screening, breast cancer risk assessment, and treatment of excessive menstrual bleeding. The ThinPrep® System is the most widely used method for cervical cancer screening in the United States. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep® 3000 Processor, ThinPrep® Imaging System, and related reagents, filters, and other supplies. The ThinPrep System also provides the platform from which the Company launched its expansion into breast cancer risk assessment with the FirstCyte® Breast Test. Cytyc Surgical Products, a wholly owned subsidiary of Cytyc Corporation, manufactures and markets the NovaSure® Impedance Controlled Endometrial Ablation System, or the NovaSure® System, an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding.

Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC. Cytyc, ThinPrep, FirstCyte, and NovaSure are registered trademarks of Cytyc Corporation.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to the Company’s financial condition, operating results and future economic performance, and management’s expectations regarding future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and proprietary technology, uncertainty of product development efforts and product acceptance, management of growth and product diversification, risks associated with litigation and arbitration, the effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and any healthcare reimbursement policies, introduction of disruptive technologies, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including under the heading “Certain Factors Which May Affect Future Results” in its 2003 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q filed with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Cytyc Corporation Reports

Cytyc Corporation

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended
	December 31, 2004	December 31, 2003
Net sales	$110,607	$78,294
Cost of sales	24,351	15,780

Gross profit	86,256	62,514

Operating expenses:
Research and development	5,789	3,736
Sales and marketing	28,098	19,346
General and administrative	10,607	8,298

Total operating expenses	44,494	31,380

Income from operations	41,762	31,134

Other (expense) income, net:
Interest income	821	542
Interest expense	(1,786)	—
Other	193	309

Total other (expense) income, net	(772)	851

Income before provision for income taxes	40,990	31,985

Provision for income taxes	15,576	12,482

Net income	$25,414	$19,503

Net income per common and potential common share:
Basic	$0.23	$0.18

Diluted (1)	$0.21	$0.17

Weighted average common and potential common shares outstanding:
Basic	112,466	109,694

Diluted (1)	125,946	111,633

(1)	Diluted earnings per share in the fourth quarter of 2004 includes the effect of the assumed conversion of 8.4 million shares related to our $250 million of contingent convertible notes issued in March 2004, in accordance with new accounting rules effective for the year ended December 31, 2004. Inclusion of these shares decreased our diluted earnings per share in the fourth quarter of 2004 by $0.01 per share.

Cytyc Corporation Reports

Cytyc Corporation

Consolidated Statements of Operations

(in thousands, except per share data)

	Twelve Months Ended December 31, 2004			Twelve Months Ended December 31, 2003
	Pro Forma	Adjustment	As Reported	As Reported
Net sales	$393,593	$—	$393,593	$303,060
Cost of sales	82,523	—	82,523	57,420

Gross profit	311,070	—	311,070	245,640

Operating expenses:
Research and development	20,820	—	20,820	14,724
In-process research and development	—	19,100 (1)	19,100	—
Sales and marketing	102,011	—	102,011	79,547
General and administrative	35,274	—	35,274	28,008

Total operating expenses	158,105	19,100	177,205	122,279

Income from operations	152,965	(19,100)	133,865	123,361

Other (expense) income, net:
Interest income	2,418	—	2,418	2,425
Interest expense	(5,376)	—	(5,376)	—
Other	(510)	—	(510)	197

Total other (expense) income, net	(3,468)	—	(3,468)	2,622

Income before provision for income taxes	149,497	(19,100)	130,397	125,983

Provision for income taxes	56,809	—	56,809	49,763

Net income	$92,688	$(19,100)	$73,588	$76,220

Net income per common and potential common share:
Basic	$0.83		$0.66	$0.69

Diluted (2)	$0.79		$0.63	$0.68

Weighted average common and potential common shares outstanding:
Basic	111,148		111,148	110,983

Diluted (2)	121,922		121,922	112,807

(1)	One-time charge to write off in-process research and development costs related to acquisition of Novacept in Q1 2004
(2)	Diluted earnings per share in 2004 includes the effect of the assumed conversion of 8.4 million shares (6.5 million weighted average shares for the period deemed outstanding) related to our $250 million of contingent convertible notes issued in March 2004, in accordance with new accounting rules effective for the year ended December 31, 2004. Inclusion of these shares decreased our diluted earnings per share in fiscal year 2004 by $0.01 per share.

Cytyc Corporation Reports

Cytyc Corporation

Consolidated Balance Sheets

(in thousands)

	December 31, 2004	December 31, 2003
Assets:

Current assets
Cash and investment securities	$232,295	$177,897
Accounts receivable, net	63,636	42,070
Inventories	17,310	12,991
Other current assets	7,549	4,859

Total current assets	320,790	237,817

Property and equipment:
Property and equipment	95,040	64,246
Equipment under customer usage agreements	42,380	13,015
Less accelerated depreciation and amortization	(45,908)	(31,818)

Total property and equipment, net	91,512	45,443

Goodwill and other intangible assets, net	388,908	107,246
Other assets, net	8,140	394

Total Assets	$809,350	$390,900

Liabilities and Stockholders’ Equity:

Current liabilities	$42,585	$32,920
Long-term debt and other non-current liabilities	279,320	4,349
Stockholders’ equity	487,445	353,631

Total Liabilities and Stockholders’ Equity	$809,350	$390,900